Exhibit 4.38

English Translation

SUPPLEMENTAL AGREEMENT (i)

TO

Investment Agreement

August 29, 2012

This Investment Agreement (“this Agreement”) is made on August 29, 2012:

BY and AMONG:

Shanghai Yuanbo Education Information Consulting Corporation Ltd. (“Yuanbo Education”)

Address: Room 2034, Block 1, No. 600 Meiyu Road, Nanxiang Town, Jiading District, Shanghai

Legal Representative: Dong Xu

Zhejiang Fengming Chemical Fiber Co., Ltd. (“Fengming Chemcial Fiber”)
Address: Fengming Commercial Building, Jinji Road, Zhouquan Town, Tongxiang

Legal Representative: Xinfang Yu

Sun, Daoyue

ID Card Number: 350122197102071615

Address: Room 101, Unit A, Block 12, Hanbi Cuiting, Huali Century Garden, Wutong Street, Tongxiang

Dong, Guoping

ID Card Number: 33042519790312001X

Address: Room 105, Dormitory of the Bureau of Radio, Film and Television, Qingfeng South Road, Wutong Street, Tongxiang

Fei, Changlin

ID Card Number: 330425195708182910

Address: No. 21 Tan Bridge, Sanxin Village, Wutong Street, Tongxiang

Fengming Chemical Fiber, Daoyue Sun, Guoping Dong and Changlin Fei are collectively referred to as the “Original Shareholders of Consulting Company”.

Tongxiang Fengming Fukang Cultural and Industrial Investment Co., Ltd. (“Investment Company”)

Address: Intersection of Huancheng Road and National Highway 320, Wutong, Tongxiang

Legal Representative: Xinfang Yu

Daidaikang Enterprise Management and Consulting Co., Ltd. (“Consulting Company”)

Address: 3/F., Club of Lvdu Jinyuan, Wutong Street, Tongxiang

Legal Representative: Xinfang Yu

Guoping Dong and Consulting Company are collectively referred to as the “Original Shareholders”.

Daidaikang Mickey Kindergarten (“Mickey Kindergarten”)

Address: Within the zone of Kangju Yuan, Wenhua Road, Tongxiang

Legal Representative: Xinfang Yu

Daidaikang Nanhu New District Kindergarten (“Nanhu New District Kindergarten”)

Address: East side of the crossroad of Nanxi Road and Shuangxi Road, Jiaxing

Legal Representative: Xinfang Yu

Daidaikang Nobel Kindergarten (“Nobel Kindergarten”)

Address: No. 472 Dongfang Road, Jiaxing

Legal Representative: Xiaolan Fei

Daidaikang American English Kindergarten (“American English Kindergarten”)

Address: No. 606 Dongfang Road, Zhendong New District, Tongxiang

Legal Representative: Xinfang Yu

Daidaikang Lvdu Early Learning Center (“Lvdu Early Learning Center”)

Address: Within the zone of Lvdu Jingyuan, Xiaochang Road, Wutong Street, Tongxiang

Legal representative: Guoping Dong

Mickey Kindergarten, Nanhu New District Kindergarten, Nobel Kindergarten, and American English Kindergarten are collectively referred to as the “Target Kindergartens”.

Mickey Kindergarten, Nanhu New District Kindergarten, Nobel Kindergarten, American English Kindergarten, and Lvdu Early Learning Center are collectively referred to as the “Target Kindergartens and Centers”.

Unless otherwise stated herein, the terms and abbreviations used herein shall have the same meaning as those defined in the Investment Agreement dated August 2, 2012 by and among Yuanbo Education, the Original Shareholders of Consulting Company, Investment Company, and Consulting Company.

Whereas:

1.	Yuanbo Education, the Original Shareholders of Consulting Company, Investment Company, and Consulting Company signed the Investment Agreement (the “Investment Agreement”) on August 2, 2012, pursuant to which the Original Shareholders of Consulting Company, Investment Company, and Consulting Company would, after the execution of the Investment Agreement, carry out the Reorganization in respect of their respective interests in 100% of the capital contribution of the Target Kindergartens and Centers pursuant to the terms and conditions set forth in the Investment Agreement and any exhibits thereto. Upon completion of the Reorganization, the Original Shareholders of Consulting Company will transfer all of their 100% shareholder interests in Consulting Company to Yuanbo Education; Yuanbo Education intends to accept the transfer of such 100% shareholder interests in Consulting Company on the terms and conditions set forth in the Investment Agreement and any exhibits thereto.

2.	The Original Shareholders of Consulting Company, and Consulting Company do not want to carry out the Reorganization as required in Article 1 of the Investment Agreement and would like to change the form of investment under Article 2 of the Investment Agreement and any exhibits thereto to the following: the acquisition by Yuanbo Education of 100% equity interest in Consulting Company will be changed to the direct acquisition by Yuanbo Education of 100% equity interest in the Target Kindergartens and Centers. Following the completion of the Investment, Yuanbo Education will become the founder of the Target Kindergartens and Centers, holding their 100% equity interest and being interested in 100% of their capital contribution.

3.	Investment Company has transferred its interest in 65% of the capital contribution of American English Kindergarten to Consulting Company. Consulting Company is being interested in 100% of the capital contribution of the Target Kindergartens and becomes the sole founder of the Target Kindergartens.

4.	The Original Shareholders and Mickey Kindergarten are in the process of transforming Lvdu Early Learning Center into a branch of Mickey Kindergarten. Following the completion of the transformation, Lvdu Early Learning Center will become a branch of Mickey Kindergarten, and Mickey Kindergarten will hold 100% founder’s interest in Lvdu Early Learning Center.

5.	Pursuant to the requirement of Article 3.2(1) in the Investment Agreement, Yuanbo Education paid the first installment of the Acquisition Price (i.e. RMB1.45 million) to the Original Shareholders of Consulting Company according to their respective equity ratios on August 10, 2012.

NOW, THEREFORE, the parties hereto have, after friendly consultation, unanimously agreed to make the following amendments and supplements to the Investment Agreement and all the exhibits thereto based on the principles of equality and mutual benefits, and in accordance with the relevant laws and regulations of the People’s Republic of China.

Article 1	Abbreviations

(1)	In the main body of the Investment Agreement, the original sentence ‘Fengming Chemical Fiber, Daoyue Sun, Guoping Dong and Changlin Fei are collectively referred to as the “Original Shareholders”’ will be revised as follows: Fengming Chemical Fiber, Daoyue Sun, Guoping Dong and Changlin Fei are collectively referred to as the “Original Shareholders of Consulting Company”.

(2)	The following will be added to the main body of the Investment Agreement:
Guoping Dong and Consulting Company are collectively referred to as the “Original Shareholders”.

(3)	Given the abbreviation clause in paragraphs (1) and (2) of Article 1 of this Supplemental Agreement, the “Original Shareholders” described in the Investment Agreement and its exhibits, and this Supplemental Agreement shall refer to “Guoping Dong and Consulting Company”.

Article 2	Article 1 (Reorganization) of the Investment Agreement shall be revised as follows:

1.1	As one of the closing conditions set forth in Article 4 hereof, the Original Shareholders shall immediately implement the reorganization specified in this Article (the “Reorganization”) after the execution of this Agreement.

1.2	Content of the Reorganization

(1)	The Original Shareholders and Mickey Kindergarten will carry out the Reorganization in respect of Lvdu Early Learning Center. Upon completion of the Reorganization, Lvdu Early Learning Center will become a branch of Mickey Kindergarten, and Mickey Kindergarten will be interested in 100% of the capital contribution of Lvdu Early Learning Center.

(2)	The ratios of equity interests held by the Original Shareholders and Mickey Kindergarten, respectively, in the Target Kindergartens and Centers prior to or after the Reorganization are listed in the table below:

Name of the Target Kindergartens and Centers	Name of Shareholders	Equity Ratio Prior to the Reorganization	Equity Ratio After the Reorganization
Mickey Kindergarten	Consulting Company	100%	100%
Nanhu New District Kindergarten	Consulting Company	100%	100%
Nobel Kindergarten	Consulting Company	100%	100%
American English Kindergarten	Consulting Company	100%	100%
Lvdu Early Learning Center	Mickey Kindergarten	0%	100%
	Guoping Dong	100%	0%

1.3	Requirements of the Reorganization

(1)	The Reorganization shall fully comply with the laws and regulations of the country in which the Reorganization takes place in all material respects.

(2)	The Original Shareholders and Mickey Kindergarten shall complete all items under the content of the Reorganization as specified in Article 1.2 above by September 3, 2012.

Article 3	Article 2.2 of the Investment Agreement shall be revised as follows:

2.2	Acquisition

(1)	Yuanbo Education will sign an equity transfer agreement (the “Equity Transfer Agreement”, please see Exhibit 3) with the Consulting Company to accept the transfer of 100% equity interest of the Target Kindergartens and Centers from Consulting Company (the “Onshore Acquisition”).

(2)	The ratios of equity interests held by Yuanbo Education, Mickey Kindergarten, and the Original Shareholders, respectively, in the Target Kindergartens and Centers prior to and after the completion of the Onshore Acquisition are listed in the table below:

Name of the Target Kindergartens and Centers	Name of Shareholders	Equity Ratio Prior to the Onshore Acquisition	Equity Ratio After the Onshore Acquisition
Mickey Kindergarten	Yuanbo Education	0%	100%
	Consulting Company	100%	100%
Nanhu New District Kindergarten	Yuanbo Education	0%	100%
	Consulting Company	100%	0%
Nobel Kindergarten	Yuanbo Education	0%	100%
	Consulting Company	100%	0%
American English Kindergarten	Yuanbo Education	0%	100%
	Consulting Company	100%	0%
Lvdu Early Learning Center	Mickey Kindergarten	100%	100%

Article 4	Article 3.2 of the Investment Agreement shall be revised as follows:

3.2	Acquisition Price

The acquisition price shall be RMB14.5 million (the “Acquisition Price”), which will be paid by installments by Yuanbo Education into the account designated by the Original Shareholders for receipt of payment according to the following requirements, and the proof of payment in relation thereto shall be provided to the Original Shareholders:

(1)	The first installment of the Acquisition Price shall be RMB1.45 million, which will, within five working days from the execution of this Agreement, be paid by Yuanbo Education to the account designated by Consulting Company.

(2)	The second installment of the Acquisition Price shall be RMB7.385 million, which will, within five working days after the Completion Date for Closing Conditions (as defined in Article 5.1 hereof), be paid by Yuanbo Education to the account designated by Consulting Company.

(3)	The third installment of the Acquisition Price shall be RMB3.165 million, which will, within five working days after the Formal Closing Date as agreed upon by the parties hereto (as defined in Article 5.1 hereof), be paid by Yuanbo Education to the account designated by Consulting Company.

(4)	The fourth installment of the Acquisition Price shall be RMB2.5 million. After an adjustment is made pursuant to the valuation adjustment clause in Article 3.3 hereof, the fourth installment will, within ten working days from the expiration of the Valuation Adjustment Period stipulated herein (as defined in Article 3.3 hereof) and the issue of an audit report, be paid by Yuanbo Education to the account designated by Consulting Company.

Article 5	If Yuanbo Education makes payment to the Original Shareholders of Consulting Company pursuant to paragraph (1) of Article 3.2 of the Investment Agreement on August 10, 2012, it shall be deemed to have completed its obligation to make payment to the account designated by Consulting Company as required in paragraph (1) of Article 3.2 of the revised Investment Agreement.

Article 6	Paragraphs (2) and (3) of Article 3.3 of the Investment Agreement shall be revised as follows:

(2)	If the Annual Increase of NPAT during the Valuation Adjustment Period ranges from 25% to 40% (both figures exclusive) or RMB1,354,166 to RMB1,516,666, the actual amount payable of the fourth installment of the Acquisition Price = RMB2.5 million x (the Annual Increase of NPAT during the Valuation Adjustment Period – 25%) ÷ 15%, will be paid by Yuanbo Education to the account designated by Consulting Company;

(3)	If the Annual Increase of NPAT during the Valuation Adjustment Period equals to or exceeds 40% or RMB1,516,666, the fourth installment of the Acquisition Price will be paid in full by Yuanbo Education to the account designated by Consulting Company.

Article 7	Paragraph (1) of Article 4.1 of the Investment Agreement shall be revised as follows:

(1)	The Original Shareholders should have transferred to outside parties or deregistered any other kindergartens or centers over or in which they have a direct or indirect control and interest (other than the Target Kindergartens and Centers), or other companies or organizations whose business is in competition with any principal business of the Target Kindergartens and Centers;

Article 8

In paragraph (4) of Article 4.1 of the Investment Agreement, “(4) Consulting Company should be the investor and founder recorded in the latest articles of association of the Target Kindergartens and Centers, and such record should be consistent with the relevant information set forth in the Permit for Operation of Schools and the Registration Certificate of Private Non-Enterprise Entities (Legal Person) of all early childhood educational institutions;…”

shall be revised as follows:

“(4) Yuanbo Education should be the investor and founder recorded in the latest articles of association of the Target Kindergartens; Mickey Kindergarten should be the investor and founder recorded in the latest articles of association of Lvdu Early Learning Center, and such records should be consistent with the relevant information set forth in the Permit for Operation of Schools and the Registration Certificate of Private Non-Enterprise Entities (Legal Person) of all early childhood educational institutions;…”

Article 9	Paragraph (5) of Article 4.1 of the Investment Agreement shall be revised as follows:

(5)	The Original Shareholders should have provided Yuanbo Education with a business plan and financial budget of the Target Kindergartens and Centers for 12 months after the closing, and should have obtained an approval from Yuanbo Education;

Article 10	Paragraph (8) of Article 4.1 of the Investment Agreement shall be revised as follows:

(8)	The Target Kindergartens and Centers or Yuanbo Education should have entered into the Labor Contract, Non-Competition Agreement and Enterprise Confidentiality Contract, the contents of which are the same as those listed in Exhibit 5, and any similar agreement as recognized by Yuanbo Education with the key personnel of the Target Kindergartens and Centers as listed in Exhibit 1, and such key personnel should have issued to Yuanbo Education a letter of undertaking, which shall include the following undertakings: a) unless his/her resignation has been approved by Yuanbo Education or a separate arrangement is made by Yuanbo Education, he/she shall continue to seek profits for the Target Kindergartens and Centers within three years after the completion of change of registration with the department in charge of industrial and commercial administration. In particular, Mr. Jianyu Wu, the original chief headmaster of kindergartens, shall continue to seek profits for the Target Kindergartens and Centers within eight years after the completion of change of registration with the department in charge of industrial and commercial administration; b) unless with the written approval of Yuanbo Education, he/she shall not engage in any business that is in competition with Yuanbo Education within two years after his/her departure from the Target Kindergartens and Centers;

Article 11	Paragraph (10) of Article 4.1 of the Investment Agreement shall be revised as follows:

(10)	From the date of this Agreement (including the execution date) to the Completion Date for Closing Conditions, all representations and warranties made by the Original Shareholders, and the Target Kindergartens and Centers in Exhibit 4 should continue to be true, complete and accurate, and they should perform the representations and warranties stipulated in Exhibit 4, and should not act in breach of Exhibit 4;

Article 12	Paragraph (13) of Article 4.1 of the Investment Agreement shall be revised as follows:

(13)	Prior to the Completion Date for Closing Conditions (including the Completion Date for Closing Conditions), the Original Shareholders, and the Target Kindergartens and Centers should have fully performed and complied with the conditions, obligations and undertakings that shall become effective prior to or on the Completion Date for Closing Conditions as stipulated herein, respectively;

Article 13	Article 4.2 of the Investment Agreement shall be revised as follows:

4.2 If the Original Shareholders fail to complete the closing conditions by September 10, 2012, Yuanbo Education shall be (but not necessarily be) entitled to any rights described below: (a) issuing a letter to approve the extension of the period for the completion of closing conditions; (b) waiving one or more of the closing conditions and also proposing any new closing conditions or modifying the original closing conditions; or (c) terminating this Agreement and also demanding the Original Shareholders to refund to Yuanbo Education any Investment Consideration paid by it pursuant to Article 8.4(2) hereof.

Article 14	Article 5.1 of the Investment Agreement shall be revised as follows:

5.1 The parties hereto agree that the Completion Date for Closing Conditions shall be the date on which all the closing conditions have been satisfied (subject to the completion of the last closing condition) or on the fifth working days after a waiver is obtained from Yuanbo Education, and such date shall occur before September 10, 2012 (or such other date as otherwise determined by Yuanbo Education). The confirmation of closing conditions will take place in Jiaxing, Zhejiang Province, on the Completion Date for Closing Conditions. The parties hereto agree that the Original Shareholders shall assist Yuanbo Education in managing the Target Kindergartens as required by Yuanbo Education after the Completion Date for Closing Conditions, and shall complete the formal closing on November 1, 2012 (the “Formal Closing Date”). The formal closing will take place in Jiaxing, Zhejiang Province, on the Formal Closing Date.

Article 15	Article 6.4 of the Investment Agreement shall be revised as follows:

6.4 The Original Shareholders and the Target Kindergartens and Centers shall solely bear all taxes and expenses arising from the transactions contemplated hereunder that shall be borne by them, respectively; the Original Shareholders and the Target Kindergartens and Centers shall bear all risks and liabilities in a tax audit and investigation or in any circumstance arising from any payment of taxes and expenses that shall be borne by them, including without limitation, the administrative punishments and economic losses in relation thereto; if Yuanbo Education suffers any loss in a tax audit and investigation or in any circumstance due to any payment of taxes and expenses that shall be borne by the Original Shareholders, the Original Shareholders undertake to make compensation to Yuanbo Education for all losses suffered by it arising therefrom, and pay such compensation to Yuanbo Education within five days after the occurrence of such losses; if the Original Shareholders do not perform the aforesaid, Yuanbo Education shall have the right to deduct directly from the interests to which the Original Shareholders is entitled under this Agreement and any exhibits hereto any equivalent amount or interest as compensation.

Article 16	Article 6.7 of the Investment Agreement shall be revised as follows:

6.7 If the closing is effected on the terms and conditions of this Agreement and any exhibits hereto, then the Completion Date for Closing Conditions specified herein shall be the settlement date for transactions of the Target Kindergartens and Centers, and Yuanbo Education shall be entitled to all incomes generated by the Target Kindergartens and Centers from the Completion Date for Closing Conditions and assume all debts and liabilities incurred by the Target Kindergartens and Centers from the Completion Date for Closing Conditions. The Original Shareholders shall expressly list out all major debts and liabilities that shall be undertaken or assumed by the Original Shareholders prior to or after the Completion Date for Closing Conditions pursuant to Article 6.2 hereof, and the specific amount of incomes or debts and liabilities shall be determined on the basis of an audit conducted by the accounting firm appointed by Yuanbo Education that has the qualification to conduct audits for listing purposes.

Article 17	Paragraph (3) of Article 8.3 of the Investment Agreement shall be revised as follows:

(3)	If the Reorganization cannot be completed by September 3, 2012, Yuanbo Education shall be entitled to discharge this Agreement;

Article 18	Paragraph (4) of Article 8.3 of the Investment Agreement shall be revised as follows:

(4)	If the closing cannot be completed by September 10, 2012, Yuanbo Education shall be entitled to discharge this Agreement;

Article 19	The Equity Transfer Agreement, which is Exhibit 3 to the Investment Agreement dated August 2, 2012 by and among Yuanbo Education, Consulting Company, Investment Company and Guoping Dong, will be repealed. Yuanbo Education and Consulting Company will sign a new Equity Transfer Agreement after the execution of this Supplemental Agreement, which will be attached to the Investment Agreement as Exhibit 3.

Article 20	Certain provisions in Exhibit 4 (“Representations and Warranties”) to the Investment Agreement shall be revised as follows:

(1)	In Article 2 of Exhibit 4 (Representations and Warranties), “Representations and Warranties by the Original Shareholders and Consulting Company” shall be revised to “Representations and Warranties by the Original Shareholders and the Target Kindergartens and Centers”, all representations and warranties involving “the Original Shareholders and Consulting Company” as described in this Article shall be revised to those representations and warranties involving “the Original Shareholders and the Target Kindergartens and Centers”.

(2)	In Article 2 of Exhibit 4 (Representations and Warranties), all representations and warranties involving “the Original Shareholders, as well as Consulting Company, Investment Company, and Guoping Dong” or involving “the Original Shareholders and Consulting Company, Investment Company, and Guoping Dong”, or involving “the Original Shareholders, Consulting Company, Investment Company, Guoping Dong” shall be revised to those representations and warranties involving “the Original Shareholders and the Target Kindergartens and Centers”.

Article 21	Given the requirements of Article 2 of this Supplemental Agreement, paragraph (2) of Article 2.17 in Exhibit 4 (Representations and Warranties) to the Investment Agreement shall be revised as follows:

(2)	After the Original Shareholders complete all items under the Reorganization as prescribed in Article 1.2 hereof, Consulting Company will directly or indirectly own 100% of the founder’s and investor’s interest in all of the Target Kindergartens and Centers, and will have the right to legally and validly obtain reasonable return from the Target Kindergartens and Centers.

Article 22

The contact details of the Target Kindergartens and Centers will be added to Article 12.1 of the Investment Agreement as follows:

Mickey Kindergarten, Nanhu New District Kindergarten and American English Kindergarten

Contact Person: Xinfang Yu

Contact Telephone No.: 0573-88112888

Contact Address: Mickey Kindergarten: Within the zone of Kangju Yuan, Wenhua Road, Tongxiang

Nanhu New District Kindergarten: East side of the crossroad of Nanxi Road and Shuangxi Road, Jiaxing

American English Kindergarten: No. 606 Dongfang Road, Zhendong New District, Tongxiang

Nobel Kindergarten

Contact Person: Xiaolan Fei

Contact Telephone No.: 0573-89971118

Contact Address: No. 472 Dongfang Road, Jiaxing

Lvdu Early Learning Center

Contact Person: Guoping Dong

Contact Telephone No.: 0573-88106263

Contact Address: Within the zone of Lvdu Jingyuan, Xiaochang Road, Wutong Street, Tongxiang

Article 23	Miscellaneous

(1)	This Supplemental Agreement is an integral part of the Investment Agreement. Except as amended by this Supplemental Agreement, the other provisions of the Investment Agreement (including its exhibits) shall remain unchanged;

(2)	This Supplemental Agreement shall become effective once it is signed by the respective legal representatives or authorized representatives of the parties or the parties themselves;

(3)	This Agreement is executed in 14 originals. Yuanbo Education shall keep 2 originals and the other signatories shall each keep one original. All of them shall have the same legal effect.

(The remainder of this page is intentionally left blank.)

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for Yuanbo Education.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Shanghai Yuanbo Education Information Consulting Corporation Ltd. (Chop)
[Chop of Shanghai Yuanbo Education Information Consulting Corporation Ltd. is affixed]

Signed by Authorized Representative: /s/ Li Cao

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for the shareholders of Consulting Company and the Target Kindergartens and Centers.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Zhejiang Fengming Chemical Fiber Co., Ltd. (Chop)
[Chop of Zhejiang Fengming Chemical Fiber Co., Ltd.is affixed]

Authorized Representative: /s/ Xinfang Yu

Daoyue Sun (with ID card number: 350122197102071615)

Signature: /s/ Daoyue Sun

Guoping Dong (with ID card number: 33042519790312001X)

Signature: /s/ Guoping Dong

Changlin Fei (with ID card number: 330425195708182910)

Signature: /s/ Changlin Fei

Tongxiang Fengming Fukang Cultural and Industrial Investment Co., Ltd. (Chop)
[Chop of Tongxiang Fengming Fukang Cultural and Industrial Investment Co., Ltd. is affixed]

Signed by Authorized Representative: /s/ Xinfang Yu

Daidaikang Enterprise Management and Consulting Co., Ltd. (Chop)
[Chop of Daidaikang Enterprise Management and Consulting Co., Ltd. is affixed]

Signed by Authorized Representative: /s/ Xinfang Yu

[This page, which is intentionally left blank, is the signature page of the Supplemental Agreement (I) to the Investment Agreement for the Target Kindergartens and Centers.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Agreement to be duly executed by their respective duly authorized representatives on the day first above written.

Daidaikang Mickey Kindergarten (Chop)
[Chop of Daidaikang Mickey Kindergarten is affixed]

Signed by Authorized Representative: /s/ Xinfang Yu

Daidaikang Nanhu New District Kindergarten (Chop)

[Chop of Daidaikang Nanhu New District Kindergarten is affixed]

Signed by Authorized Representative: /s/ Xinfang Yu

Daidaikang Nobel Kindergarten (Chop)

[Chop of Daidaikang Nobel Kindergarten is affixed]

Signed by Authorized Representative: /s/ Xiaolan Fei

Daidaikang American English Kindergarten (Chop)

[Chop of Daidaikang American English Kindergarten is affixed]

Signed by Authorized Representative: /s/ Xinfang Yu

Daidaikang Lvdu Early Learning Center (Chop)

[Chop of Daidaikang Lvdu Early Learning Center is affixed]

Signed by Authorized Representative: /s/ Guoping Dong